Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dividend Capital Total Realty Trust Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-162636 on Form S-3 of Dividend Capital Total Realty Trust Inc. (the Company) of our reports dated March 22, 2010, with respect to the consolidated balance sheets of the Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of the Company.

Our report refers to the Company’s change in method of accounting for acquisition related costs effective January 1, 2009 to expense such costs as a result of the adoption of FASB ASC 805-10-25, Business Combinations.

/s/ KPMG LLP

Denver, Colorado

September 20, 2010